Exhibit 99.1

                                                           News Release
                                                           FOR IMMEDIATE RELEASE

Contacts: Chuck Coppa, CFO or Bob Davis, CEO
          GreenMan Technologies, 781/224-2411
          www.greenman.biz

                           GreenMan Technologies, Inc.
                   Reports Fourth Quarter and Year End Results

      LYNNFIELD, Massachusetts - January 18, 2005-- GreenMan Technologies, Inc. (AMEX: GRN), a leading recycler of over 30 million scrap tires per year in the United States, today announced results for its fourth quarter and fiscal year ended September 30, 2004.

      Bob Davis, GreenMan's President and Chief Executive Officer stated, " During the past fifteen months, we have invested over $3 million in new equipment to increase processing capacity at our Iowa, Minnesota, Georgia and Tennessee locations. During the year ended September 30, 2004, our scrap tire volume was up over 2 million tires; our gross revenue was up 8 percent when adjusted for our Oklahoma joint venture divestiture (April 2003); end product revenues increased 13 percent or almost $1 million and our selling, general and administrative costs decreased 14 percent. We estimate that during the year ended September 30, 2004, reduced end product revenue and excess waste disposal costs of over approximately $1 million were associated with our damaged Georgia waste wire processing equipment which became operational in November 2004."

      "We experienced a 7 percent increase in revenue during the quarter ended September 30, 2004 as a result of ongoing efforts to increase inbound tire volumes. This benefit, however was more than offset by severe weather experienced during the quarter which hampered product sales nationally. Additionally, high costs of operation continued in the Southeast due to the fact Tennessee continues to operate under limited conditions and our Georgia's waste wire processing system did not come on-line until November. It is important to note, the quarter ended September 30, 2003 included a net benefit of approximately $583,000 associated with the receipt of insurance proceeds associated with our March 2003 fire in Georgia which was offset by a $261,000 impairment loss recognized in the same quarter".

      Mr. Davis added, "As we enter fiscal 2005, two of the three main obstacles inhibiting our past performance have been overcome; in June 2004 we executed a new $9 million credit facility with Laurus Master Fund and in November we re-established our Georgia waste wire processing capacity which unfortunately did not benefit our fiscal 2004 results, but will be a solid contributor to future performance. We now are focused on implementing the necessary processing equipment in Tennessee in order bring that facility on line at 100 percent capacity and eliminate the significant transportation penalties being incurred today."

      GreenMan will hold a conference call on Thursday, January 20, 2005 at 12:00 PM (Eastern Time) to discuss the results for its fourth quarter and fiscal year end and specifically address positive actions that have been taken and are currently being taken to address the going-concern opinion issued by the company's auditors on the September 30, 2004, audited financial statements. To participate, please call 1-800-289-0730 and ask for the GreenMan call.

GreenMan was founded in 1992 and today is comprised of six operating locations that collect, process and market over 30 million scrap tires in whole, shredded or granular form. We are headquartered in Lynnfield, Massachusetts and currently operate tire processing operations in California, Georgia, Iowa, Minnesota, Tennessee and Wisconsin and operate under exclusive agreements to supply whole tires used as alternative fuel to cement kilns located in Alabama, Florida, Georgia, Illinois, Missouri, Tennessee and Texas.

GreenMan Technologies, Inc. Press Release
January 18, 2005                                                          Page 2
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Three Months ended September 30, 2004 Compared to the Three Months ended
September 30, 2003

      Net sales for the three months ended September 30, 2004 were $9,007,000, a 7 percent increase, compared to last year's net sales of $8,409,000. The increase was primarily attributable to an 8 percent increase in inbound tire volumes during the quarter ended September 30, 2004. We processed approximately
8.2 million passenger tire equivalents during the three months ended June 30, 2004, compared to approximately 7.6 million passenger tire equivalents during the quarter ended September 30, 2003. Overall end product sales decreased slightly to $2,689,000 during the quarter ended September 30, 2004, compared to $2,715,000 for the same period last year.

      Gross profit for the quarter ended September 30, 2004 was $855,000 or 10 percent of net sales, compared to $1,053,000 or 13 percent of net sales for quarter ended September 30, 2003. The decrease is primarily due to increased disposal costs in Georgia resulting from the delayed implementation of our Georgia waste wire equipment as well as increased transportation and operating costs associated with our Tennessee operation which continues to operate on a limited basis. In addition, our Georgia operation was negatively impacted by weather related events which occurred during the quarter ended September 30, 2004 in the Southeastern United States resulting in lower in bound tire volumes and plant operating efficiencies.

      Selling, general and administrative expenses for the quarter ended September 30, 2004 was $1,323,000 or 15 percent of net sales, compared to $1,306,000 or 16 percent of net sales for the quarter ended September 30, 2003.

      During the three months ended September 30, 2003, we recorded a non-cash impairment loss of $261,000 associated with the reconfiguration of our Wisconsin operation and the write-down of certain idle assets to their net realizable value.

      As a result of the foregoing, our operating loss for the quarter ended September 30, 2004 decreased $46,000 or 9 percent to $468,000 as compared to an operating loss of $514,000 for the quarter ended September 30, 2003.

      Interest and financing costs for the quarter ended September 30, 2004 increased $32,000 or 10 percent to $366,000 as compared to $334,000 for the quarter ended September 30, 2003.

      During the quarter ended September 30, 2003, in addition to the disruption of operations and lost revenues caused by the March 2003 fire, the Georgia plant incurred additional direct costs relating to damaged equipment and excess disposal costs totaling approximately $139,000 which was offset by an insurance recovery of $722,000 relating to claims submitted through September 30, 2003 resulting in a net benefit of $583,000 realized during the quarter ended September 30, 2003.

      As a result of the foregoing, our net loss for the quarter ended September 30, 2004 increased $448,000 to $834,000 or $.04 per basic share, compared to a net loss of $386,000 or $.02 per basic share for quarter ended September 30, 2003.

Year ended September 30, 2004 Compared to the Year Ended ended
September 30, 2003

      Net sales for the year ended September 30, 2004 were $30,777,000, a 4 percent increase, compared to last year's net sales of $29,680,000, which included approximately $1,357,000 of net sales associated with our majority owned joint venture which was divested on April 1, 2003 and two kiln relationships terminated during fiscal 2003. We processed approximately 31 million passenger tire equivalents during the year ended September 30, 2004, compared to approximately 29 million passenger tire equivalents during the year ended September 30, 2003.

GreenMan Technologies, Inc. Press Release
January 18, 2005                                                          Page 3
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      Overall end product sales increased approximately $963,000 to $8,540,000 during the year ended September 30, 2004, compared to $7,577,000 for the same period last year, despite our Georgia waste wire processing equipment being off-line since April 2003. The 13 percent increase in end product sales is attributable to implementation of our waste wire processing equipment in the Midwest during the second half of fiscal 2003 and stronger crumb rubber and tire derived fuel sales during the year ended September 30, 2004. The overall quality of revenue (revenue per passenger tire equivalent) benefited from increased tire volumes and end product sales, which partially offset a 6 percent reduction in tipping fees resulting from lower tipping fees in certain markets.

      Gross profit for the year ended September 30, 2004 was $3,716,000 or 12 percent of net sales, compared to $3,978,000 or 13 percent of net sales for year ended September 30, 2003. The gross profit for the years ended September 30, 2004 and 2003 reflects the fact we continue to absorb an estimated $2,000,000 and $1,300,000, respectively, of excess transportation and disposal costs and reduced end product revenue resulting from the delayed implementation of our Tennessee facility and Georgia waste wire equipment.

      Selling, general and administrative expenses for the year ended September 30, 2004 decreased $756,000 to $4,679,000 or 15 percent of net sales, compared to $5,435,000 or 18 percent of net sales for the year ended September 30, 2003. The reduction is due to a focused effort to reduce corporate wide expenses and the elimination of expenses associated with our majority owned joint venture which was divested in April 2003.

      During the year ended September 30, 2003, we recorded a non-cash impairment loss of $261,000 associated with the reconfiguration of our Wisconsin operation and the write-down of certain idle assets to their net realizable value.

      As a result of the foregoing, our operating loss for the year ended September 30, 2004 decreased 44 percent or $755,000 to $963,000, compared to an operating loss of $1,718,000 for the year ended September 30, 2003.

      Interest and financing costs for the year ended September 30, 2004 increased $473,000 to $1,859,000, compared to $1,386,000 for the year ended September 30, 2003. The increase was primarily attributable to the inclusion of approximately $407,000 of deferred financing costs associated with our fiscal 2004 financing efforts.

      In addition to the lost product revenues caused by the March 2003 fire at our Georgia facility, we also incurred additional direct costs relating to excess disposal costs totaling approximately $95,000, which were offset by an insurance recovery of $208,000 received during the year ended September 30, 2004. During the year ended September 30, 2003, we incurred additional direct costs relating to damaged equipment and excess disposal costs totaling approximately $390,000 which was offset by an insurance recovery of $821,000 relating to claims submitted through September 30, 2003. During the year ended September 30, 2004 we also recorded other income of approximately $90,000 relating to a settlement for damaged product.

      As a result of the foregoing, our net loss for the year ended September 30, 2004 decreased $248,000 or 9 percent to $2,645,000 or $.15 per basic share, compared to a net loss of $2,893,000 or $.18 per basic share for year ended September 30, 2003.

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our new Tennessee operation, product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the annual report on Form 10-KSB for the fiscal year ended September 30, 2004. The Company disclaims any intent or obligation to update these "forward-looking" statements.

GreenMan Technologies, Inc. Press Release
January 18, 2005                                                          Page 4
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--------------------------------------------------------------------------------
Condensed Consolidated Statements of Operations
--------------------------------------------------------------------------------

                                                  Three Months Ended                Year Ended
                                             September 30,  September 30,    September 30,   September 30,
                                                 2004           2003             2004             2003
                                             ------------    ------------    ------------    ------------

Net sales ................................   $  9,007,000    $  8,409,000    $ 30,777,000    $ 29,680,000
Cost of sales ............................      8,152,000       7,356,000      27,061,000      25,702,000
                                             ------------    ------------    ------------    ------------
Gross profit .............................        855,000       1,053,000       3,716,000       3,978,000
                                             ------------    ------------    ------------    ------------
Operating expenses:
    Selling, general and administrative ..      1,323,000       1,306,000       4,679,000       5,435,000
    Impairment loss ......................             --         261,000              --         261,000
                                             ------------    ------------    ------------    ------------
                                                1,323,000       1,567,000       4,679,000       5,696,000
                                             ------------    ------------    ------------    ------------
Operating profit (loss) ..................       (468,000)       (514,000)       (963,000)     (1,718,000)
                                             ------------    ------------    ------------    ------------
Other (expenses) income, net .............       (366,000)        128,000      (1,682,000)     (1,174,000)
Income taxes .............................             --              --              --           1,000
                                             ------------    ------------    ------------    ------------
Net loss .................................   $   (834,000)   $   (386,000)   $ (2,645,000)   $ (2,893,000)
                                             ============    ============    ============    ============

Net loss per share - basic ...............   $      (0.04)   $      (0.02)   $      (0.15)   $      (0.18)
                                             ============    ============    ============    ============

Weighted average shares outstanding ......     19,073,000      15,974,000      17,173,000      15,795,000
                                             ============    ============    ============    ============

--------------------------------------------------------------------------------
Condensed Consolidated Balance Sheet Data
--------------------------------------------------------------------------------

                                                   September 30,   September 30,
                                                       2004            2003
                                                    -----------     -----------
                    Assets
Current assets .................................    $ 6,927,000     $ 6,405,000
Property, plant and equipment (net) ............     11,516,000      11,250,000
Goodwill (net) .................................      3,534,000       3,414,000
Other assets ...................................      1,644,000       1,026,000
                                                    -----------     -----------
                                                    $23,621,000     $22,095,000
                                                    ===========     ===========

       Liabilities and Stockholders' Equity

Current liabilities ............................    $10,449,000     $10,427,000
Notes payable, non-current .....................      6,491,000       6,702,000
Capital lease obligations, non-current .........      2,875,000       1,987,000
Deferred gain on sale leaseback ................        419,000              --
Stockholders' equity ...........................      3,387,000       2,979,000
                                                    -----------     -----------
                                                    $23,621,000     $22,095,000
                                                    ===========     ===========